EXHIBIT 99.1
Dynatrace Announces Board Appointments

Dynatrace to Hold Investor Day Following Announcement of
Second Quarter Fiscal Year 2027 Financial Results

Appointments Follow Constructive Engagement with Starboard

BOSTON, Mass., July 1, 2026 —Dynatrace (NYSE: DT), the leading AI-powered observability platform, today announced the appointments of George Riedel and Dan Streetman to its Board of Directors, effective immediately. These appointments follow constructive and collaborative engagement with Starboard Value LP (“Starboard”).

Mr. Riedel brings significant experience as a CEO and senior executive at technology companies, as well as many years of board chair and independent director experience at both private and public technology companies. Mr. Streetman is the CEO of Tanium, a privately held cybersecurity and systems management company that is leveraging AI to drive meaningful growth and profitability, and he brings decades of senior leadership experience in autonomous IT, enterprise software, and information technology.

“George and Dan are experienced leaders whose valuable financial, operational, and business strategy expertise in technology broadly, and software and AI specifically, will serve as great resources for our management team in advancing our strategy to create value for shareholders,” said Jill Ward, Chair of Dynatrace’s Board of Directors. “We appreciate our engagement with Starboard and look forward to executing on our shared vision for Dynatrace’s future.”

“This is an exciting and dynamic time for Dynatrace as we continue to capitalize on an AI-first world and the additions of George and Dan to our Board will further our commitment to this priority,” said Rick McConnell, Chief Executive Officer of Dynatrace and a member of the Board of Directors.

Dynatrace also announced its plans to hold an Investor Day following its announcement of Q2 fiscal 2027 financial results to outline its path to the “Rule of 50” 1 in fiscal 2029. The company reiterated its intention to continue returning significant capital to shareholders under its $1 billion share repurchase authorization and plans to communicate a capital return framework at the Investor Day. Dynatrace and Starboard intend to engage substantively in the coming months.

Mr. McConnell continued, “We are continuing to execute our strategic plan to deliver balanced growth and profitability. We are also focused on refining our equity investor communications, including through our upcoming Investor Day, as we execute to achieve Dynatrace’s operational and financial objectives.”

Peter Feld, Managing Member, Portfolio Manager, and Head of Research of Starboard, said, “We invested in Dynatrace because we believe the company will be a beneficiary of enterprise AI adoption and has a tremendous opportunity to create significant shareholder value through top-line growth, margin expansion, and capital return. We appreciate the constructive engagement we have had with Dynatrace’s Board and management team and look forward to building on this productive dialogue as the company seeks to capitalize on these opportunities.”
1 Dynatrace defines “Rule of 50” as the sum of its annual recurring revenue (ARR) growth rate and its non-GAAP operating margin percentage.

New Director Biographies
George Riedel brings many decades of experience leading business strategy at technology and software companies, including as CEO and Chairman at Cloudmark, a messaging security and threat-intelligence platform, and Chief Strategy Officer and BU President at Nortel Networks, a leading telecommunications company. He also served as Senior Partner at McKinsey & Co., serving clients in technology, telecom and media industries. Mr. Riedel is a seasoned board chair and independent director at both private and public companies. He currently serves as Chairman of the Juvare Board, a critical incident preparedness and response technology provider, and Bridgeway Benefits Technologies, as well as Kasti.AI. He previously served as Board Chairman at Infinera and Accedian Networks and a director at Cerner Corporation and XPERI, among others. Mr. Riedel earned a B.S. with distinction in Mechanical Engineering from the University of Virginia and an M.B.A. from Harvard Business School.

Dan Streetman currently serves as Chief Executive Officer and board member at Tanium, a leader in autonomous IT. He brings decades of experience leading global customer operations, sales, marketing, product development and professional services for public and private enterprise software and information technology companies, as well as current executive experience creating agentic AI-driven workflows to transform customer experiences, accelerate growth opportunities, and deliver efficiencies. Prior to Tanium, Mr. Streetman served as CEO of TIBCO Software, a provider of enterprise software. Earlier in his career, Mr. Streetman oversaw significant data-driven transformations at BMC, Salesforce, and C3.ai. Mr. Streetman is a distinguished graduate of the U.S. Military Academy at West Point, where he served as the first regiment commander, and he earned an M.B.A. from Harvard Business School.

About Dynatrace
Dynatrace is advancing observability for today’s digital businesses, helping to transform the complexity of modern digital ecosystems into powerful business assets. By leveraging AI-powered insights, Dynatrace enables organizations to analyze, automate, and innovate faster to drive their business forward. Learn more at www.dynatrace.com.

Dynatrace and the Dynatrace logo are trademarks of the Dynatrace, Inc. group of companies. All other trademarks are the property of their respective owners. © 2026 Dynatrace LLC.

About Starboard Value LP
Starboard Value LP is an investment adviser with a focused and differentiated fundamental approach to investing in publicly traded companies. Starboard invests in deeply undervalued companies and actively engages with management teams and boards of directors to identify and execute on opportunities to unlock value for the benefit of all shareholders.

Cautionary Language Concerning Forward-Looking Statements
This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding AI, the company’s plans to hold an Investor Day that outlines, among other things, its path to becoming a “Rule of 50” company in fiscal 2029, the company’s intention to continue returning significant capital to shareholders under its $1 billion share repurchase authorization, the company’s strategic plan to deliver balanced growth and profitability, and the company’s focus on refining its equity investor communications. These forward-looking statements include all statements that are not historical facts and statements identified by words such as “will,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and words of similar meaning. These forward-looking statements reflect our current views about our plans, intentions, expectations, strategies, and prospects, which are based on the information currently available to us and on assumptions we have made. Although we believe that our plans, intentions, expectations, strategies, and prospects as reflected in or suggested by those forward-looking statements are reasonable, we can give no assurance that the plans, intentions, expectations, or strategies will be attained or achieved. Actual results may differ materially from those described in the forward-looking statements and will be affected by a variety of risks and factors that are beyond our control, including the risks set forth under the caption “Risk Factors” in our Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q, and our other SEC filings. We assume no obligation to update any forward-looking statements contained in this document because of new information, future events, or otherwise.

Investor Contact:
Noelle Faris
VP, Investor Relations
ir@dynatrace.com

Media Contact:
Stacy Gong
VP, Corporate Communications
pr-team@dynatrace.com
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